Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2010 SECOND QUARTER

RESULTS AND UPDATES ITS 2010 BUSINESS OUTLOOK

MERIDIAN, Idaho (May 6, 2010) — MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its second quarter ended March 31, 2010.

Highlights:

•                  Total revenues were $286.6 million for the quarter, 34% higher than revenues for the same period in the prior fiscal year.  Of the 34% increase in total revenues, 18% was due to organic growth in the United States and 16% was related to our acquisition of Centaur Services Limited (“Centaur”).  On February 8, 2010, we acquired Centaur, a supplier of animal health products to veterinarians in the United Kingdom.

•                  Selling, general and administrative (“SG&A”) expenses as a percentage of total revenues were 8.9% for the quarter, compared to 10.0% for the same period in the prior fiscal year.  Included in SG&A expenses are direct acquisition—related expenses incurred in connection with the Centaur acquisition of approximately $915,000.  Excluding these expenses, SG&A expenses as a percentage of total revenues were 8.6% for the quarter.  Accounting Standards Codification 805, Business Combinations, was effective for MWI on October 1, 2009 and required the expensing of acquisition-related costs as incurred.

•                  Operating income increased 37% to $12.7 million, compared to the same period in the prior fiscal year.  Net income increased 33% to $7.7 million, compared to the same period in the prior fiscal year.  Diluted earnings per share were $0.62 compared to $0.47 in the same period of the prior fiscal year, an increase of 32%.  The impact to diluted earnings per share as a result of the Centaur acquisition was neutral after giving effect to the operating results of Centaur and the direct acquisition-related expenses.

•                  We generated $8.5 million in cash from operations during the quarter, compared to $15.1 million in cash used in operations during the quarter ended March 31, 2009, and we had borrowings under our credit facilities of $23.1 million, which includes the borrowings to finance the Centaur acquisition.

“I am very pleased with MWI’s results during the March quarter, particularly our growth in revenues, earnings and value-added services as well as our expense control and generation of cash,” said Jim Cleary, President and Chief Executive Officer.  “These results demonstrate our employees’ continued dedication to providing high quality service to our customers and vendors.  I would like to thank our employees both in the United States and the United Kingdom for their excellent work during the quarter.  We are very pleased with the addition of Centaur and our collaboration with the Centaur team.”

Quarter ended March 31, 2010 compared to quarter ended March 31, 2009

Total revenues increased 34% to $286.6 million for the quarter ended March 31, 2010, compared to $214.5 million for the quarter ended March 31, 2009.  Included in total revenues for the quarter ended March 31, 2010 were $33.6 million related to the acquisition of Centaur.  Excluding this acquisition, our revenues attributable to existing customers represented approximately 63% of the growth of total revenues during the quarter ended March 31, 2010.  Commissions increased 12% to $4.2 million during the quarter ended March 31, 2010, compared to $3.8 million during the quarter ended March 31, 2009.

Gross profit increased 25% to $39.5 million for the quarter ended March 31, 2010, compared to $31.6 million for the quarter ended March 31, 2009.  Gross profit was benefited by our revenue growth and the addition of Centaur.  Gross profit as a percentage of total revenues was 13.8% for the quarter ended March 31, 2010, compared to 14.7% for the quarter ended March 31, 2009.  Gross profit as a percentage of total revenues decreased due to the addition of Centaur because Centaur’s gross profit as a percentage of total revenues is generally lower than MWI’s, which serves to reduce the overall gross margin of the consolidated Company when compared to our results for the same period in the prior year.  Vendor rebates for the quarter ended March 31, 2010 increased by approximately $475,000 compared to the quarter ended March 31, 2009.

Operating income increased 37% to $12.7 million for the quarter ended March 31, 2010, compared to $9.3 million for the quarter ended March 31, 2009.  SG&A expenses increased 19% to $25.6 million for the quarter ended March 31, 2010, compared to $21.5 million for the quarter ended March 31, 2009.  SG&A expenses increased primarily due to the acquisition of Centaur and our revenue growth.   SG&A expenses as a percentage of total revenues improved to 8.9% for the quarter ended March 31, 2010, compared to 10.0% for the quarter ended March 31, 2009.    SG&A expenses as a percentage of total revenues decreased due to the addition of Centaur because Centaur’s SG&A expenses as a percentage of total revenues are generally lower than MWI’s, which serves to reduce the overall SG&A expenses as a percentage of total revenues when compared to our results for the same period in the prior year.  Additionally, included in the increase in SG&A expenses for the quarter ended March 31, 2010 are direct acquisition-related expenses of $915,000 incurred in connection with the acquisition of Centaur.  Excluding these expenses related to the Centaur acquisition, SG&A expenses as a percentage of total revenues improved to 8.6% for the quarter ended March 31, 2010.

Our effective tax rate for the three months ended March 31, 2010 and 2009 was 39.5% and 38.3%, respectively.  This increase is primarily due to the non-deductibility of direct acquisition-related expenses for tax purposes.

Net income increased 33% to $7.7 million for the quarter ended March 31, 2010, compared to $5.8 million for the quarter ended March 31, 2009.  Diluted earnings per share were $0.62 and $0.47 for the quarters ended March 31, 2010 and 2009, respectively, an increase of 32%.

Six months ended March 31, 2010 compared to six months ended March 31, 2009

Total revenues increased 17% to $522.7 million for the six months ended March 31, 2010, compared to $446.3 million for the six months ended March 31, 2009.  Commissions increased 17% to $7.8 million during the six months ended March 31, 2010, compared to $6.6 million during the six months ended March 31, 2009.

Gross profit increased by 16% to $75.5 million for the six months ended March 31, 2010, compared to $65.3 million for the six months ended March 31, 2009.  Gross profit as a percentage of total revenues was 14.4% for the six months ended March 31, 2010, compared to 14.6% for the six months ended March 31, 2009.  Vendor rebates for the six months ended March 31, 2010 decreased by approximately $375,000 compared to the six months ended March 31, 2009.  This decrease was primarily a result of the elimination of the livestock rebate opportunity from one of our largest vendors, partially offset by improvements in rebates from other vendors.

Operating income increased 34% to $25.4 million for the six months ended March 31, 2010, compared to $19.0 million for the six months ended March 31, 2009.  SG&A expenses as a percentage of total revenues were 9.2% for the six months ended March 31, 2010, compared to 10.0% for the six months ended March 31, 2009.  SG&A expenses increased 8% to $48.0 million for the six months ended March 31, 2010, compared to $44.6 million for the six months ended March 31, 2009.    Included in the increase in SG&A expenses for the six months ended March 31, 2010 are direct acquisition-related expenses of $1.1 million incurred in connection with the acquisition of Centaur.  Excluding these expenses related to the Centaur acquisition, SG&A expenses as a percentage of total revenues were 9.0% for the six months ended March 31, 2010.

Net income increased 32% to $15.5 million for the six months ended March 31, 2010, compared to $11.7 million for the six months ended March 31, 2009.  Diluted earnings per share were $1.25 and $0.95 for the six months ended March 31, 2010 and 2009, respectively, an increase of 32%.

Our cash balance as of March 31, 2010 was $866,000 and we had $23.1 million outstanding on our credit facilities. Compared to September 30, 2009, receivables increased 25%, inventories increased 24% and accounts payable increased 27%.  These increases were due to the balances acquired through the acquisition of Centaur as well as our revenue growth.

Business Outlook

The Company updates its previous estimates for the fiscal year ending September 30, 2010. The Company increases its estimate that revenues will be from $1.16 billion to $1.18 billion, which represents growth of 23% to 25% compared to revenues in fiscal year 2009.  The Company increases its estimate that diluted earnings per share will be from $2.40 to $2.45 per share, which represents growth of 19% to 21% compared to diluted earnings per share in fiscal year 2009.  All of these estimates give effect to the acquisition of Centaur from February 8, 2010 through September 30, 2010.  The Company’s previous guidance for the fiscal year ending September 30, 2010, which was provided February 8, 2010 after our acquisition of Centaur, was revenues of approximately $1.14 billion to $1.18 billion and diluted earnings per share of $2.26 to $2.32.

Conference Call

The Company will be hosting a conference call on May 6, 2010 at 11:00 a.m. eastern daylight time to discuss these results and its fiscal year 2010 business outlook in greater detail.  Participants can access the conference call by dialing (877) 638-4561 and international callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through May 20, 2010 by calling (800) 642-1687 for calls within the United States or (706) 645-9291 for international calls using the passcode 71087457.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products to veterinarians across the United States of America and United Kingdom. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor rebate programs; vendor rebates based upon attaining certain growth goals;  changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; risks associated with our international operations; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; financial risks associated with acquisitions; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; seasonality; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; unforeseen litigation; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Revenues	$286,597	$214,512	$522,708	$446,331
Cost of product sales	247,075	182,878	447,177	381,042
Gross profit	39,522	31,634	75,531	65,289
Selling, general and administrative expenses	25,592	21,498	48,013	44,631
Depreciation and amortization	1,266	867	2,121	1,702
Operating income	12,664	9,269	25,397	18,956
Interest expense	(178)	(75)	(218)	(139)
Other income	188	182	352	397
Income before taxes	12,674	9,376	25,531	19,214
Income tax expense	(5,003)	(3,589)	(10,026)	(7,478)
Net income	$7,671	$5,787	$15,505	$11,736
Net income per share - diluted	$0.62	$0.47	$1.25	$0.95
Weighted average common shares outstanding - diluted	12,376	12,296	12,366	12,296

Condensed Consolidated Balance Sheets

	March 31, 2010	September 30, 2009
Assets
Cash	$866	$14,302
Receivables, net	178,564	142,485
Inventories	144,340	116,119
Prepaid expenses and other current assets	4,367	3,946
Deferred income taxes	2,152	1,517
Total current assets	330,289	278,369
Property and equipment, net	13,579	9,313
Goodwill	48,098	37,610
Intangibles, net	26,698	10,194
Other assets, net	2,802	2,433
Total Assets	$421,466	$337,919
Liabilities
Line-of-credit	$23,136	$—
Accounts payable	149,977	117,830
Accrued expenses	14,029	10,767
Note payable	2,000	—
Current portion of long-term debt and capital lease obligations	1,558	97
Total current liabilities	190,700	128,694
Deferred income taxes	5,249	1,298
Long-term debt and capital lease obligations	1,089	—
Other long-term liabilities	1,137	—

Stockholders’ Equity	223,291	207,927
Total Liabilities and Stockholders’ Equity	$421,466	$337,919